UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 7, 2010 (January 6, 2010)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b)         Departure of Interim Chief Executive Officer

On January 7, 2010, Janus Capital Group Inc. (“Janus”) announced that Timothy K. Armour, Janus’ Interim Chief Executive Officer (“CEO”) and a member of its Board of Directors, will step down from his Interim CEO role effective February 1, 2010.  Mr. Armour will continue as member of Janus’ Board of Directors and will facilitate the transition of his CEO responsibilities to Janus’ newly appointed CEO, Mr. Richard M. Weil.

(c)          Appointment of Principal Executive Officer

On January 7, 2010, Janus announced the appointment of Richard M. Weil, as CEO and a member of the Board of Directors, effective February 1, 2010.  Mr. Weil, age 46, has more than 15 years of investment industry experience.  Prior to joining Janus, Mr. Weil spent 13 years with Pacific Investment Management Company LLC (“PIMCO”) where he most recently served as their Global Head of PIMCO Advisory, a member of PIMCO’s Executive Committee, and a member of the board of trustees of the PIMCO Funds.  Mr. Weil was PIMCO’s Chief Operating Officer between 2000 and 2009, and was a member of the Allianz Global Investors Executive Committee. Mr. Weil was previously the General Counsel to PIMCO Advisors L.P., formerly PIMCO’s publicly listed parent company which was sold to Allianz A.G. in 2000.

Before joining PIMCO in 1996, Mr. Weil was with Bankers Trust Global Asset Management and Simpson Thacher & Bartlett LLP in New York. Mr. Weil holds a J.D. from the University of Chicago Law School and a Bachelor of Arts degree in Economics from Duke University.

A copy of the press release announcing Mr. Weil’s appointment as CEO and a member of the Board of Directors is attached hereto as Exhibit 99.1.

(d)         Appointment of Director

Item 5.02(c) is incorporated herein by reference.

(e)  Agreement Related to the Appointment of Chief Executive Officer

As Janus’ CEO, Mr. Weil will receive an annual salary of $500,000.  He will also be eligible for Section 162(m) performance-based compensation in the form of an annual cash bonus with a target amount of $3,500,000 and an annual long-term incentive (“LTI”) award with a target amount of $6,000,000. With respect to Mr. Weil’s LTI compensation for 2010, Janus will grant Mr. Weil on February 5, 2010 the following two LTI awards: a $3,000,000 restricted stock award that is subject to the satisfaction of Section 162(m) performance criteria and a $3,000,000 stock option award.  Each of these LTI awards is subject to a 4-year vesting schedule commencing on February 1, 2011.  Future annual LTI awards will generally be granted in a combination of restricted stock, stock options and mutual fund unit awards.

As part of his incentive to join Janus, Janus will grant Mr. Weil a $10,000,000 restricted stock award on February 5, 2010 with the following vesting schedule that is subject to the satisfaction of Section 162(m) performance criteria:  50% on December 31, 2010, 25% on January 1, 2012, and 25% on January 1, 2013.

Mr. Weil will also be eligible to participate in Janus’s 401(k), medical, dental and vision plans, and he will receive a relocation package to assist with his move to Denver, Colorado.

At the time Mr. Weil commences his employment with Janus, the parties will enter into a severance rights agreement and a change in control agreement. Both the contemplated separate severance rights agreement and the change in control agreement will be filed and reported in a future Current Report on Form 8-K when the agreements are executed by Mr. Weil.  The severance rights agreement will provide that in the event Janus terminates Mr. Weil’s employment other than for cause or if Mr. Weil resigns for good reason, Janus will pay to Mr. Weil $5,000,000 in cash, all of his unvested long-term incentive awards will immediately vest, and Janus will continue to provide welfare benefits to Mr. Weil and his dependents for one year following his date of termination.

The change in control agreement will be in a form substantially similar to the change in control agreements that other Janus senior executive officers have (and which have been previously filed).  The change in control agreement will provide that in the event Janus terminates Mr. Weil’s employment other than for cause or if Mr. Weil resigns for good reason after a change in control of Janus, Janus will pay the following:  (i) two times annual target cash compensation earned in the calendar year immediately preceding the termination of employment; (ii) two times the value of Janus’ contributions made on behalf of the executive officer to Janus’ 401(k), Profit Sharing, and ESOP in the four quarters  prior to termination of employment; (iii) continued medical, dental and vision insurance benefits for 24 months; and (iv) outplacement services for three months.   The change in control agreement will not provide for a gross-up payment arising from any excise tax under Section 4999 of the Internal Revenue Code.

Item 9.01               Financial Statements and Exhibits

(d)                       Exhibits

99.1	Janus Capital Group Inc. press release announcing the appointment of Richard M. Weil as Chief Executive Officer and Director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: January 7, 2010	By:	/s/Gregory A. Frost
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Janus Capital Group Inc. press release announcing the appointment of Richard M. Weil as Chief Executive Officer and Director